FIFTH AMENDMENT OF ISOLYSER COMPANY, INC.
                                STOCK OPTION PLAN

         WHEREAS, by at least a majority vote of the holders of the outstanding capital stock of Isolyser Company, Inc. (the "Company") who voted on said matter at the annual shareholders meeting of the Company held on April 28, 1992, the Company approved, ratified and affirmed that certain Stock Option and Alternate Rights Plan (as amended to date, the "Plan"); and

         WHEREAS, by at least a majority vote of the holders of the outstanding capital stock of the Company who voted on said matter at the annual shareholders meetings of the Company held (i) on April 19, 1994, the Company amended the Plan to increase the number of shares reserved for options and subject to alternate rights under the Plan from 1,400,000 shares of common stock to 1,566,076 shares of common stock (as adjusted for the Company's October 2, 1995 two for one stock split) and to change the name of the Plan to "Stock Option Plan", (ii) on April 27, 1995, the Company amended the Plan to increase the number of shares reserved for options and subject to alternate rights under the Plan from 1,566,076 to 2,400,000 shares of common stock (as adjusted for the Company's October 2, 1995 two for one stock split), and (iii) on May 16, 1996, the Company amended the Plan to increase the number of shares reserved for options and subject to alternate rights under the Plan from 2,400,000 to 3,600,000 shares of common stock; and

         WHEREAS, the Board of Directors has resolved to further amend the Plan as hereinbelow more particularly set forth.

         NOW, THEREFORE, the Plan is hereby amended as follows:

1. Defined Terms. Initially capitalized terms used in this Amendment which are not otherwise defined by this Amendment are used with the same meaning ascribed to such terms in the Plan.

2.       Amendment.

         (a)  The last sentence of Section 2.1(e) of the Plan is hereby deleted.

         (b) Section 5.1 of the Plan is amended by deleting the number "3,600,000" (such figure having been adjusted to reflect the Company's October 2, 1995 two for one stock split) appearing therein and inserting in lieu thereof the number "4,400,000" (such figure having been adjusted to reflect the Company's October 2, 1995 two for one stock split).

         (c) Section 9.1 of the Plan is amended by inserting "Except as may otherwise be provided by the Committee, ..." at the beginning of the first two sentences of such Section.

         (d)      Article XII, Section (a) of the Plan is hereby deleted.


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3. Effectiveness.  Section 2(a) of this Amendment shall be effective on the date of this Amendment. Sections 2(b)-(d) of this Amendment shall not become effective unless and until such provisions are approved by at least a majority vote of the holders of the outstanding capital stock of the Company present, or represented, and entitled to vote on such matter at a meeting of shareholders duly called and convened within one (1) year following the date hereof. In addition, Section 2(b) of this Amendment shall not become effective unless and until the transactions contemplated by that certain Agreement and Plan of Merger dated as of March 15, 1996 and subsequently amended, among the Company, MMI Merger Corp. and Microtek Medical, Inc. shall have been consummated.

4. Ratification. Except as hereinabove amended and modified, the Plan is approved, ratified and affirmed without further modification or amendment.

         IN WITNESS WHEREOF, the Company has caused this Fifth Amendment to be executed on July 17, 1996, in accordance with Article XII of the Plan and the authority provided by the Board of Directors.

                                    ISOLYSER COMPANY, INC.



                                    By:
                                    Name:  C. Fred Harlow
                                    Title: Senior Vice President and Chief
                                             Financial Officer

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